EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Contact: Dave Southern - Tel. (773) 399-7611
Vice President, Public & Investor Relations

THE MWW GROUP
Contact: Laurie Terry-Fern - Tel. (201) 507-9500
lterry@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS NAMES ITS PRESIDENT AND CEO LEE S. HILLMAN AS CHAIRMAN

CHICAGO, October 25, 2000 – The Board of Directors of Bally Total Fitness (NYSE: BFT) met today to mourn the passing of their beloved Chairman, Arthur M. Goldberg, and to appoint his successor. In a meeting held this morning, the Board unanimously elected Lee S. Hillman, 45, President and CEO to succeed Arthur M. Goldberg as Chairman. Mr. Hillman will continue to hold his current positions of President and Chief Executive Officer. Mr. Hillman has served as President and CEO of Bally Total Fitness, the largest and only nationwide commercial operator of fitness centers in the United States, since 1996. Under Mr. Hillman's leadership, Bally has embarked upon many new initiatives to enhance membership and shareholder value, and he is credited for returning the company to profitability.

Mr. Hillman was brought to Bally Total Fitness and its former parent, Bally Entertainment Corporation, as CFO by Arthur Goldberg to assist in the casino company's financial restructuring that began in 1991.

"We were all deeply saddened by the sudden passing of Arthur Goldberg," said J. Kenneth Looloian, a member of the Executive Committee of the Board of Directors at Bally Total Fitness. "Arthur was a great friend and a mentor to all of us and he was especially close to Lee these past eight years. It was in his plans that Lee would succeed him one day. The Board has every confidence in Lee's abilities, and his stellar record with the company speaks for itself. He is an outstanding leader who has a reputation for energy, intelligence and for helping to build strong, stable companies. We know that he will surpass our expectations and we give him our full support."

Prior to joining Bally Total Fitness, Mr. Hillman was a partner with Ernst & Young LLP in Chicago.

He holds a Master's degree in Business Administration from the University of Chicago and received his BS in Finance and Accounting from the Wharton Business School at the University of Pennsylvania.

Mr. Hillman is a member of the Board of Directors of Holmes Place PLC, a publicly-traded fitness center operator in the United Kingdom, Heartland Alliance for Human Needs and Chicagoland Chamber of Commerce.

He resides with his family in the Chicago metropolitan area.

About Bally Total Fitness

Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately 4 million members and more than 385 facilities located in 28 states and Canada. Bally operates fitness centers under the Bally Total Fitness®, Bally Sports Clubs SM, The Sports Clubs of Canada™, Pinnacle Fitness®, and Gorilla SportsSM brands. With more than 120 million annual member visits to its fitness centers, Bally is a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

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